UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2019

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-20570 (Commission File Number)	59-2712887 (IRS Employer Identification No.)

555 West 18th Street
New York, NY 10011
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

Indenture

On February 15, 2019, Match Group, Inc. (“Match”), a majority-owned, publicly traded subsidiary of IAC/InterActiveCorp (the “Company”), entered into an indenture, between Match and Computershare Trust Company, N.A., as trustee (the “Indenture”), in connection with the issuance of $350 million aggregate principal amount of 5.625% senior notes due 2029 (the “Notes”) by way of a private offering of the Notes by Match.

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Issuance of Notes

On February 15, 2019, Match issued $350 million in aggregate principal amount of Notes, with gross proceeds from the offering of approximately $350 million.  The proceeds from the issuance of the Notes will be used to repay borrowings under Match’s existing revolving credit facility, to pay expenses associated with this offering and for general corporate purposes.

The Notes accrue interest at a rate of 5.625% per year from the date of issuance, until maturity or earlier redemption.  Interest on the Notes is payable on February 15 and August 15 of each year, commencing on August 15, 2019.  The Notes mature on February 15, 2029.

At any time prior to February 15, 2024, Match has the option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption and a “make-whole premium.”  The Notes are redeemable at Match’s option, in whole or in part, at any time on or after February 15, 2024, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to February 15, 2022, Match may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 105.625% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption.  Under the terms of the Notes, certain change of control triggering events will require the Company to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

The Notes are unsubordinated unsecured obligations of Match, rank equally in right of payment with all of Match’s existing and future unsecured and unsubordinated debt and are structurally subordinated to the debt of Match’s subsidiaries.  The Notes are effectively subordinated to Match’s secured debt, including debt under that certain credit agreement, dated as of October 7, 2015, as amended and restated on November 16, 2015, as amended December 16, 2015, as amended December 8, 2016, as amended August 14, 2017, and as amended December 7, 2018, among Match, as borrower, the lenders party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, and the other parties thereto, to the extent of the value of the assets securing such debt.

The Indenture contains certain covenants that restrict the ability of Match and its restricted subsidiaries to, among other things:  (i) create liens on certain assets and (ii) consolidate, merge, sell or otherwise dispose of all or substantially all of Match’s assets.  At any time when the Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default (both as defined in the Indenture) has occurred and is continuing under the Indenture, Match and its subsidiaries will not be subject to the covenant requiring future note guarantors.

If an event of default (as defined in the Indenture) occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to Match or a significant subsidiary), the trustee under the Indenture or the holders of at least 25% in principal amount of the outstanding Notes have the ability to declare all the outstanding Notes to be due and payable immediately.  If an event of default relating to specified events of bankruptcy or insolvency with respect to Match occurs, all of the outstanding Notes become immediately due and payable without any declaration or other act on the part of the trustee under the Indenture or any holders of the Notes.

The foregoing summary of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits to this Form 8-K

Exhibit No.	Description
4.1	Indenture, dated as of February 15, 2019, between Match Group, Inc. and Computershare Trust Company, N.A., as trustee.

Exhibit Index

Exhibit No.	Description
4.1	Indenture, dated as of February 15, 2019, between Match Group, Inc. and Computershare Trust Company, N.A., as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President, General
Counsel and Secretary

Date: February 15, 2019